Exhibit 99.2

BLADE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Blade Urban Air Mobility, Inc., a Delaware corporation (“Blade,” the “Company,” “we,” “us” and “our”) should be read together with our unaudited condensed consolidated interim financial statements as of March 31, 2021 and September 30, 2020 and for the three-month and six-month periods ended March 31, 2021 and 2020, together with related notes thereto, and our pro forma financial information as of and for the three-month period ended December 31, 2020 included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the SEC on May 13, 2021 (as originally filed, the “Original Report” and, as amended hereby, “Amendment No. 1”). The discussion and analysis should also be read together with our audited consolidated financial statements for the years ended September 30, 2020 and 2019 and the sections entitled “Business of Blade” and “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Original Report. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” in the Original Report, including information incorporated by reference therein.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the section titled “Blade’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Original Report.

Overview

Blade is a technology-powered, global air mobility platform. We provide consumers with a cost-effective and time-efficient alternative to ground transportation for congested routes, predominantly within the Northeast United States, through our helicopter, amphibious seaplane and fixed-wing transportation services. Our platform utilizes a technology-powered, asset-light business model, which was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to Electric Vertical Aircraft (“EVA”), once they are certified for public use. Blade currently operates in three key lines of business:

• Short Distance — Consisting primarily of flights: (i) between 60 and 100 miles in distance, largely servicing commuters for prices between $595 and $795 per seat (or $295 for monthly commuter pass holders); and (ii) between all New York area airports and dedicated Blade terminals in Manhattan’s heliports for $195 per seat (or $95 per seat with the purchase of an annual Airport Pass for $795).

• MediMobility Organ Transport and Jet — We believe Blade is one of the largest air transporters of human organs for transplant in the Northeast United States, in most cases reducing the costs and transport time for hospitals versus legacy competitors. Organ movements are expected to be one of the first uses of EVA, given light payloads, short distances involved in “last mile” transfers between airports and hospital helipads, and missions that can be flown without passengers. This business line also includes non-medical jet charter and limited, by-the-seat jet flights between New York and both Miami and Aspen.

• Other — Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Blade’s first international joint venture launched helicopter services in late 2019 in India, flying between Mumbai, Pune and Shirdi.

Our Business Model

Blade leverages an asset-light business model: we neither own nor operate aircraft. Pilots, maintenance, hangar, insurance and fuel are all costs borne by our network of operators, which provide aircraft to Blade at fixed hourly rates. This enables our operator partners to focus on training pilots, maintaining aircraft and flying, while we schedule flights based on demand analysis and maintain the relationship with the flier from booking through flight arrival. Blade takes the economic risk of aggregating fliers to optimize flight profitability, providing predictable margins for our operators.

We typically pre-negotiate fixed hourly rates and flight times with our aircraft operators, paying only for flights actually flown, creating a predictable and flexible cost structure. Our costs are variable based on how many flights we offer, so if demand recedes, we are able to adjust our supply requirements accordingly by using fewer operators and reducing our by-the-seat flights. Depending on the maturity of the routes an operator is servicing, Blade will sometimes provide an annual guaranteed number of flight hours to the aircraft operators.

Our asset-light business model was developed to be scalable and profitable using conventional helicopters today while enabling a seamless transition to EVA, once they are certified for public use. We intend to leverage the lower operating costs of EVA versus helicopters to reduce the consumer’s price for our flights. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertical landing infrastructure (“vertiports”) in our existing and new markets.

Key Business Metric

We collect, measure, and evaluate operating and financial data of our business to evaluate our performance, measure our progress, and make strategic decisions. The following table reflects the key operating metric we use to evaluate our business:

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Seats flown – all flights	2,936	4,988	5,882	12,278

We define “Seats flown — all flights” as the total number of seats occupied by paying passengers on all flights, whether sold by-the-seat or within a charter arrangement. Our long-term strategy is primarily focused on growth in by-the-seat products and we believe that “Seats flown — all flights” is an important indicator of our progress in executing on this growth strategy. This metric is not always directly correlated with revenue given the significant variability in the price we charge per seat flown across our various products and routes. For products and routes sold by-the-seat, we fly significantly more passengers at a low price per seat; growth in these areas is captured by “Seats flown — all flights,” but not necessarily in revenue, which is heavily influenced by our organ transplant and jet product line where we typically fly fewer or sometimes no passengers over long distances at a high price. We believe the “Seats flown — all flights” metric is useful to investors in understanding the overall scale of our business and trends in the number of passengers paying to use our service.

Recent Developments

Completion of Merger

On May 7, 2021, we completed our previously announced business combination with Experience Investment Corp (“EIC”). We received approximately $365 million in gross proceeds at the time of the merger with EIC, which includes $125 million in gross proceeds from a fully committed PIPE financing that closed concurrently. After payment of fees and expenses associated with the merger, we expect to have approximately $345 million of cash. Following merger closing, the combined company will be known as Blade Urban Air Mobility and its class A common stock and warrants will trade on Nasdaq under the ticker symbols “BLDE” and “BLDEW”, respectively.

Impact of COVID-19

COVID-19, which was declared a global health pandemic by the World Health Organization in March 2020, has driven the implementation and continuation of significant government-imposed measures to prevent or reduce its spread, including travel restrictions, “shelter in place” orders, and business closures. We experienced a substantial decline in the demand for some of our passenger services due to travel restrictions that significantly reduced the number of commercial airline passengers and office closures that required many people to work from home, lowering commuter demand.

As a result of this decline, we paused our New York airport service beginning in March 2020 and significantly reduced the number of Northeast commuter flights we offered in the typically high-demand summer season. Despite the reduction in volume, our cost of revenue on a per flight basis remained generally consistent with 2019 for our by-the-seat routes. In addition, we did not renew agreements with certain of our operators for charter services, although we continue to do business with some of them. Despite the decline in our Short distance business, we saw an increase in demand for our MediMobility organ transport and jet services during the pandemic. We also launched BLADE Essential Ground Connect, our ground transportation service, during the pandemic and we implemented new measures to focus on the personal safety of our air and ground passengers.

With the reduction in commercial flight volumes, and the persistence of city-wide lockdowns in our core markets, we implemented cost savings initiatives, such as delaying non-essential projects and reducing or suspending other discretionary spending. Many of our landlords allowed us to defer rent for up to three months. On April 8, 2020, we received a loan in the principal amount of approximately $1.2 million through the Paycheck Protection Program under the CARES Act, which we used to help sustain our employee payroll costs and rent. We repaid the loan in full on May 7, 2021.

The ultimate impact of the current COVID-19 pandemic, or a similar health crisis, is highly uncertain and subject to change. Despite the expected distribution of vaccines against the virus in 2021, adverse developments related to the pandemic, such as delays in vaccine distribution and administration, the emergence of new viral strains that are not responsive to the vaccine, or a continued lack of demand for travel from the public, could postpone our ability to resume more frequent services.

Key Factors Affecting our Performance

Ability to attract and retain fliers

Our success depends in part on our ability to cost-effectively attract new fliers, retain existing fliers and increase utilization of our services by current fliers. Historically, we have made, and expect that we will need to continue to make, significant investments and implement strategic initiatives in order to attract new fliers, such as flier acquisition campaigns and the launching of new scheduled routes. These investments and initiatives may not be effective in generating sales growth or profits. Moreover, if fliers do not perceive our urban air mobility services to be reliable, safe and cost-effective, or if we fail to offer new and relevant services and features on our platform, we may not be able to attract or retain fliers or increase their utilization of our platform.

Expansion into New Geographic Markets

Our growth plan is focused on dense urban areas, primarily those with existing air transportation infrastructure in the Northeast and on the West Coast, that are facing increasing ground congestion. In these areas, Blade’s urban air mobility services can provide the most time savings for our fliers and, given the short distances involved, costs for our services can be comparable to luxury private car services. In addition, EVA may be commercially viable sooner in these markets given that battery technology constraints may limit the range of early models. Large urban markets with existing heliport infrastructure should be able to accommodate EVA while other cities may need several years to permit and build such infrastructure. In addition to these domestic target markets, we will continue to explore international markets through joint ventures, as in India. The number of potential fliers using our urban air mobility services in any of these markets cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our current or targeted future markets.

Growth of our business will require significant investments in our infrastructure, technology and marketing and sales efforts. Historically, cash flow from operations has not been sufficient to support these needs. If our business does not generate the level of available cash flow required to support these investments, our results of operations will be negatively affected. Further, our ability to effectively manage growth and expansion of our operations will also require us to enhance our operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.

Development, approval and acceptance of EVA for passenger travel

We intend to leverage the expected lower operating costs of EVA versus helicopters to reduce the consumer’s price for our flights. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new vertical landing infrastructure (“vertiports”) in our existing and new markets. However, manufacturers, individual operators that will purchase EVA, and pilots must receive requisite approvals from federal transportation authorities before EVA can fly passengers. No EVA aircraft are currently certified by the FAA for commercial operations in the United States, and there is no assurance that research and development will result in government certified aircraft that are market-viable or commercially successful in a timely manner or at all.

We believe that Blade is well positioned to introduce EVA into commercial service, once available, for a number of reasons. We believe our existing short-distance routes are compatible with EVA, which are expected initially to have a limited range, and our existing terminal space will accommodate EVA. Blade’s unit economics are designed to be profitable using either helicopters or EVA, even if early EVA does not deliver significant cost savings relative to helicopters. Moreover, Blade’s asset-light business model and technology platform are operator and aircraft agnostic, enabling a seamless transition to EVA.

Seasonality

Historically, we experienced seasonality with flight volume peaking during the third and fourth fiscal quarters of each fiscal year due to the busy summer travel season, with lower volume during the first and second fiscal quarters. In calendar year 2020, we experienced less seasonality as a result of the COVID-19 pandemic and related restrictions, which altered typical travel patterns. Blade’s expansion strategy is focused on routes with significantly less seasonality, such as intercity transfers, airport, and year-round commuter routes. Thus, we expect that seasonality in revenue will decrease as our business grows and our revenue mix shifts to these new year-round routes.

Components of Results of Operations

Revenue

Blade generates revenue through the sale of air travel services. Our fliers primarily purchase and manage reservations using our self-service mobile and web applications, but some choose to call, email or text our dedicated team of Flier Relations professionals. Fliers pay via credit card transactions, wire, check, customer credits and gift cards, and generally we collect payments in advance of performing the related services. We also collect fees from add-ons, such as trip insurance and ground transportation services, and changes to non-refundable seats sold. Our MediMobility organ transport customers receive terms and make payments to us after we perform the related service. Most of our accounts receivable consist of amounts due from MediMobility customers. The rest of our revenue streams are paid by our customers prior to the service rendered. Additionally, our joint venture agreement for operations in India entitles us to receive quarterly royalty payments.

Cost of Revenue

Cost of revenue consists principally of flight costs paid to operators of aircraft and landing fees.

Software Development

Costs incurred for the development of the Company’s internal use software are expensed as incurred.

General and Administrative

General and administrative expenses include principally personnel costs, including stock-based compensation, facility fees, credit card processing fees and professional fees. We expect that general and administrative expenses will increase for the foreseeable future as we expand our service offerings to additional cities and increase flight volumes on existing routes. We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with reporting obligations under the rules and regulations of the SEC, rules and regulations applicable to companies listed on a national securities exchange, and higher expenses for director and officer insurance, investor relations, and professional services.

Selling and Marketing

Selling and marketing expenses consist primarily of advertising costs, marketing expenses, and promotion costs. We expect that selling and marketing expenses will increase for the foreseeable future as it represents a key component of our initiatives to expand into new markets. The trend and timing of our brand marketing expenses will depend in part on the timing of our expansion into new markets and other marketing campaigns.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table presents our consolidated statements of operations for the periods indicated:

	Three Months Ended March 31,
($ in thousands)	2021		2020
	$	% of Revenue	$	% of Revenue
Revenue	9,273	100	6,454	100

Operating expenses
Cost of revenue	7,673	83	5,831	90
Software development	156	2	241	4
General and administrative	4,803	52	2,807	43
Selling and marketing	866	9	923	14
Total operating expenses	13,498	146	9,802	152

Loss from operations	(4,225)		(3,348)

Other non-operating income (expense)
Interest income (expense)	4		(61)
Total other non-operating income (expense)	4		(61)

Net loss	(4,221)		(3,409)

Revenue

Disaggregated revenue by product line was as follows:

	For the Three Months Ended
	March 31,
Product Line	2021	2020
Short distance	$1,049	$1,787
MediMobility organ transport and jet	7,729	4,588
Other	495	79
Total Revenue	$9,273	$6,454

For the three months ended March 31, 2021 and 2020, revenue increased by $2.8 million or 44%, from $6.5 million in 2020 to $9.3 million in 2021. The increase in revenue was driven principally by increases in MediMobility organ transport and jet of $3.1 million in 2021, from $4.6 million in 2020 to $7.7 million in 2021, an increase of 68%. The revenue increase in MediMobility organ transport and jet was partially offset by a 41% decrease in short distance aviation services, from $1.8 million in 2020 to $1.0 million in 2021. Short distance revenues were negatively impacted by a significant reduction in demand for commercial airline travel and, thus, our New York airport transfer services.

Our MediMobility and jet charter businesses were not adversely impacted by the pandemic and continued to show strong growth. In MediMobility, growth was driven by our successful effort to add additional hospital customers and the continued need for organ transplants during the pandemic. In jet charter, growth was driven by the successful acquisition of additional fliers and more frequent trips from fliers who preferred to avoid commercial airline travel during the pandemic.

Other revenue increased 527% from $0.1 million to $0.5 million driven primarily by the introduction of our Essential Ground Connect car service.

Cost of Revenue

For the three months ended March 31, 2021 and 2020, cost of revenue increased by $1.9 million or 32%, from $5.8 million during 2020 to $7.7 million in 2021. The increase in cost of revenue was driven by an increase in flight operator costs in support of the increase in revenues. Cost of revenue decreased as a percentage of revenues driven by higher passenger utilization on our short-distance flight services.

Software Development

For the three months ended March 31, 2021 and 2020, software development costs decreased by $0.1 million, or 35%, from $0.2 million in 2020 to $0.1 million in 2021, principally due to management’s decision to reduce development efforts in response to the COVID-19 pandemic’s impact on operations.

General and Administrative

For the three months ended March 31, 2021 and 2020, general and administrative expense increased by $2.0 million, or 71%, from $2.8 million during 2020 to $4.8 million in 2021, principally based upon an increase in stock-based compensation of $1.8 million and an increase in professional fees of $0.4 million as we prepared for our proposed merger with EIC.

Selling and Marketing

For the three months ended March 31, 2021 and 2020, selling and marketing expense decreased by $0.1 million, or 6%, from $0.9 million during 2020 to $0.8 million in 2021. The decrease in selling and marketing expense was attributed primarily to reductions in marketing and advertising related to scaling down our short distance flight services in response to COVID-19 restrictions on travel and workplace closures.

Other non-operating income (expense)

For the three months ended March 31, 2021 and 2020, other non-operating income consists of interest income net of interest expense. We earn interest income on our money market investments. Interest income was $4,000 during 2021, as opposed to interest expense in 2020 of $61,000.

Comparison of the Six Months Ended March 31, 2021 and 2020

The following table presents our consolidated statements of operations for the periods indicated:

	Six Months Ended March 31,
($ in thousands)	2021		2020
	$	% of Revenue	$	% of Revenue
Revenue	17,259	100	11,677	100

Operating expenses
Cost of revenue	13,995	81	11,588	99
Software development	342	2	471	4
General and administrative	8,214	48	5,815	50
Selling and marketing	1,301	8	1,955	17
Total operating expenses	23,852	138	19,829	170

Loss from operations	(6,593)		(8,152)

Other non-operating income
Interest income	11		30
Total other non-operating income	11		30

Net loss	(6,582)		(8,122)

Revenue

Disaggregated revenue by product lines was as follows:

	For the Six Months Ended
	March 31,
Product Line	2021	2020
Short distance	$3,179	$5,138
MediMobility organ transport and jet	13,253	6,453
Other	827	86
Total Revenue	$17,259	$11,677

For the six months ended March 31, 2021 and 2020, revenue increased by $5.6 million or 48%, from $11.7 million in 2020 to $17.3 million in 2021. The increase in revenue was driven principally by increases in MediMobility organ transport and jet of $6.8 million in 2021, from $6.5 million in 2020 to $13.3 million in 2021, an increase of 105%. The revenue increase in MediMobility organ transport and jet was partially offset by a decrease in short distance aviation services, from $5.1 million in 2020 to $3.2 million in 2021. Short distance revenues were negatively impacted by a significant reduction in demand for commercial airline travel and, thus, our New York airport transfer services, but this was partially offset by increased demand for our Northeast commuter services as fliers continued to utilize suburban homes well beyond the typical summer peak season.

Our MediMobility organ transport and jet businesses were not adversely impacted by the pandemic and continued to show strong growth. In MediMobility organ transport, growth was driven by our successful effort to add additional hospital customers and the continued need for organ transplants during the pandemic. In jet charter, growth was driven by the successful acquisition of additional fliers and more frequent trips from fliers who preferred to avoid commercial airline travel during the pandemic.

Other revenue increased 862% from $0.1 million to $0.8 million driven primarily by the introduction of our Essential Ground Connect car service.

Cost of Revenue

For the six months ended March 31, 2021 and 2020, cost of revenue increased by $2.4 million or 21%, from $11.6 million during 2020 to $14.0 million in 2021. The increase in cost of revenue was driven by increase in volume of flights. Cost of revenue decreased as a percentage of revenues driven by higher passenger utilization on our short-distance flight services.

Software Development

For the six months ended March 31, 2021 and 2020, development costs decreased by $0.2 million, or 27%, from $0.5 million in 2020 to $0.3 million in 2021, principally due to management’s decision to reduce development costs in response to the COVID-19 pandemic’s impact on operations.

General and Administrative

For the six months ended March 31, 2021 and 2020, general and administrative expense increased by $2.4 million, or 41%, from $5.8 million during 2020 to $8.2 million in 2021, principally on a $3.0 million increase in stock-based compensation (from $0.2 million in 2020 to $3.2 million in 2021), partially offset by cost savings implemented in response to COVID-19.

Selling and Marketing

For the six months ended March 31, 2021 and 2020, selling and marketing expense decreased by $0.7 million, or 33%, from $2.0 million during 2020 to $1.3 million in 2021. The decrease in selling and marketing expense was attributed primarily to reductions in marketing and advertising related to scaling down our short distance flight services in response to COVID-19 restrictions on travel and workplace closures.

Other non-operating income (expense)

For the six months ended March 31, 2021 and 2020, other non-operating income consists of interest income and interest expense. We earn interest income on our money market investments held with JP Morgan Chase Bank. Interest income remained stable at less than $0.1 million in 2021.

Liquidity and Capital Resources

Sources of liquidity

Since our inception, we have financed our operations primarily from sales of our convertible preferred stock. As of March 31, 2021, and September 30, 2020, we had cash and cash equivalents of $7.5 million and $12.2 million, respectively, and restricted cash of $0.4 million and $0.1 million at March 31, 2021 and September 30, 2020, respectively. We anticipate that our available cash and cash equivalents will be sufficient to meet our current operational needs for at least the next 12 months. Our future capital requirements, however, will depend on many factors, including the pace of our expansion into new markets, our ability to attract and retain fliers, capital expenditures, acquisitions, as well as the timing of regulatory approval and market adoption of EVAs for urban air mobility. We will need to raise additional capital in order to fully realize our plans for growth and expansion.

On April 8, 2020, we entered into an unsecured note evidencing our PPP Loan in the principal amount of $1.2 million. Proceeds of our PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligations that were incurred in the 24 weeks following the disbursement of the loan. We repaid the loan in full on May 7, 2021.

Liquidity Requirements

Blade’s principal uses of cash since inception have been funding its operations and investing in technology development. To a limited extent, we have acquired or invested in complementary businesses, products and technologies. Our short-term (less than 12 months) cash requirements include personnel costs, lease payments, and receivables for our MediMobility business. Our long-term cash requirements will depend on many factors, including our revenue growth rate, expansion of sales and marketing activities, the addition of new domestic routes, international expansion, the availability of EVA in the urban air mobility market, and identification of acquisition or investment targets.

Blade has contractual relationships with various aircraft operators to provide aircraft service. Under these Capacity Purchase Agreements (“CPAs”), we pay the operator contractually agreed fees for operating these flights. The fees are generally based on fixed hourly rates by aircraft type multiplied by pre-negotiated time-distance multiples (i.e., flight hours). Under these CPAs, the Company is also responsible for landing fees and other costs, which are either passed through by the operator to the Company without any markup or directly incurred by the Company. As of March 31, 2021, the Company was obligated under agreements with operators to purchase flights with an aggregate value of approximately $2.3 million for the years ended September 30, 2021 and 2022.

As a consequence of our business combination with EIC, Blade became a NASDAQ-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Blade expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, Blade may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our growth plans, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

Comparison on the Six Months Ended March 31, 2021 and 2020

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended March 31,		Change
	2021	2020	$	%
Net cash used in operating activities	$(607)	$(9,344)	$8,737	(94)
Net cash used in investing activities	(589)	(368)	(221)	60
Net cash (used in) provided by financing activities	(3,154)	5	(3,159)	(63,180)
Net decrease in cash, cash equivalents and restricted cash	$(4,350)	$(9,707)	$5,357	(55)

Cash Used in Operating Activities

For the six months ended March 31, 2021, net cash used in operating activities was $0.6 million, primarily driven by a net loss of $6.6 million adjusted for non-cash depreciation and amortization and stock-based compensation. Non-cash adjustments consisted of $0.3 million depreciation and amortization and $3.2 million stock-based compensation. The changes in operating assets and liabilities are primarily driven by an increase of $1.2 million in prepaid expenses and other current assets, offset by an increase of $3.2 million in accounts payable and accrued expenses and $0.4 million deferred revenue.

For the six months ended March 31, 2020, net cash used in operating activities was $9.3 million, primarily driven by a net loss of $8.1 million adjusted for non-cash depreciation and amortization and stock-based compensation. Non-cash adjustments consisted of $0.3 million of depreciation and amortization and $0.2 million of stock-based compensation. The changes in operating assets and liabilities included are primarily driven by an increase of $0.4 million in prepaid expenses and other current assets, $0.2 million increase in accounts receivable, and a $1.5 million decrease in accounts payable and accrued expenses, offset by an increase of $0.4 million in deferred revenue.

Cash Used in Investing Activities

For the six months ended March 31, 2021, net cash used in investing activities was $0.6 million, driven by $0.5 million of purchase of domain name, and $0.1 million of purchases of property and equipment.

For the six months ended March 31, 2020, net cash used in investing activities was $0.4 million, driven by $0.4 million of purchases of property and equipment.

Cash (Used in) Provided by Financing Activities

For the six months ended March 31, 2021, net cash used in financing activities was $3.2 million, reflecting primarily deferred recapitalization costs related to the merger of $3.2 million.

For the six months ended March 31, 2020, net cash provided by financing activities was $0.01 million, reflecting proceeds of $0.01 million from the exercise of common stock options.

Off-Balance Sheet Arrangements

As of March 31, 2021, we were not a party to any off-balance sheet arrangements, as defined in Regulation S-K, that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, or cash flows.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosure in the notes to financial statements. We evaluate our accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions.

For further information about our critical accounting policies and use of estimates, see Note 2 of the notes to our condensed consolidated financial statements included elsewhere in this report.